EXHIBIT 10.2

April 20, 2006

Highbury Financial Inc.
535 Madison Avenue, 19th Floor
New York, New York 10022
Attention: Richard Foote
Fax: (212) 688-2343

Re:	Side Letter Agreement - Veredus / Non-Compete Amendment

Dear Mr. Foote:

Reference is made to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of April 20, 2006 (the “Effective Date”), made by and among Highbury Financial Inc., a Delaware corporation, Aston Asset Management LLC, a Delaware limited liability company (collectively, the “Purchaser”), ABN AMRO Asset Management Holdings, Inc., a Delaware corporation , ABN AMRO Investment Fund Services, Inc., a Delaware corporation , ABN AMRO Asset Management, Inc., an Illinois corporation , Montag & Caldwell, Inc., a Georgia corporation , Tamro Capital Partners LLC, a Delaware limited liability company , Veredus Asset Management LLC, a Kentucky limited liability company (“Veredus”), and River Road Asset Management, LLC, a Delaware limited liability company . Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

As a condition to Veredus entering into the Purchase Agreement, Purchaser and Veredus hereby agree as follows:

1.    Notwithstanding Section 5.4 of the Purchase Agreement to the contrary, Veredus shall not be restricted by such Section 5.4 from engaging in any and all activities, business, investment or otherwise, provided that Veredus shall not, directly or indirectly,: (i) advise, sub-advise, sponsor, or own a Mutual Fund managed in a similar style to the Veredus Aggressive Growth Fund; or (ii) use or permit the use of any Retained Names & Marks with respect to any Mutual Fund (other than in connection with the Target Funds) until the earlier of (x) the fifth anniversary of the Closing Date and (y) the date on which Veredus ceases to sub-advise all Target Funds which it had previously advised as the result of its termination as a subadvisor by the Purchaser or the board of trustees of such Target Fund without reasonable cause.

2.    Notwithstanding Section 5.5 of the Purchase Agreement, Purchaser agrees not to solicit or hire any employees of Veredus during the period commencing on the date hereof and ending on the earlier of the fifth anniversary of the Closing Date or the termination of the Purchase Agreement in accordance with its terms.

3.    Veredus shall not be subject to the obligations of Section 4.13 of the Purchase Agreement.

4.    Notwithstanding Sections 4.10 and 5.6(a), Veredus, its Affiliates, owners, directors and officers shall be permitted to purchase or sell an interest in Veredus (a “Veredus Transaction”), regardless of whether such sale or purchase results, or is deemed to result, in a “change of control” of Veredus and whether structured as a sale or transfer of membership interests, a merger or otherwise; provided that (x) the consummation of a Veredus Transaction does not (i) result in the transfer (other than a deemed transfer) of any of the Acquired Assets, (ii) result in the termination of any Investment Subadvisory Agreement to which Veredus is a party or otherwise result in an inability of Veredus to serve as an adviser of the Target Funds which it advises, at any time prior the first to occur of the Closing and termination of the Purchase Agreement or a sub-adviser of any such Target Funds following the Closing or (iii) otherwise result in the inability of Veredus (or, to the extent applicable, the acquiring party) to complete the transactions contemplated by, and comply with the provisions of the Purchase Agreement and the Investment Subadvisory Agreement between Purchaser and Veredus and (y) the acquiring party in the Veredus Transaction agrees in writing with Purchaser that Veredus (and to the extent applicable, such acquiring party) shall continue to be bound by the Purchase Agreement. Furthermore, notwithstanding the provisions of Section 5.6(a), except as otherwise required by law, the consummation of a Veredus Transaction which complies with the provisos set forth in the preceding sentence shall not constitute a basis for termination of the Investment Subadvisory Agreement to which it will be a party or a breach thereunder.

This letter agreement shall constitute the binding and enforceable obligation of Purchaser and Veredus and is not superseded or replaced by the terms of the Purchase Agreement or any other agreement entered into in connection with the Purchase Agreement. The provisions in this letter agreement shall be effective upon the Effective Date and if the Closing does not occur for any reason, or the Purchase Agreement is terminated in accordance with its terms, this letter agreement shall also be automatically terminated contemporaneously therewith, and shall be null and void and of no legal effect, such that neither party shall have any obligations hereunder. This letter agreement shall be binding upon the parties to this letter agreement and their successors and assigns; provided, that this letter agreement shall automatically terminate in the event that (i) any other Seller or Affiliate of any other Seller becomes the successor to Veredus (other than a direct or indirect wholly owned subsidiary of Veredus), (ii) any other Seller or any Affiliate of any other Seller becomes the owner of in excess of 50% of the outstanding equity interests in Veredus or (iii) in the event of any assignment hereof to any other Seller or Affiliate of any other Seller.

This letter agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law rules.

If the foregoing accurately reflects the agreement, please execute one copy of this letter agreement and return it to us, whereupon this letter agreement shall become a binding agreement between the parties.

VEREDUS ASSET MANAGEMENT LLC

By: /s/ James R. Jenkins
Name: James R. Jenkins
Title: Vice President and Chief Operating Officer

Acknowledged and Accepted:

ASTON ASSET MANAGEMENT LLC

By: Highbury Financial Inc.
Its: Managing Member
By: /s/ Richard S. Foote
Name: Richard S. Foote
Title: President and Chief Executive Officer

HIGHBURY FINANCIAL INC.

By:      /s/ Richard S. Foote

Name: Richard S. Foote
Title:   President and Chief Executive Officer

Side Letter - Veredus / Non-Compete